Exhibit 99.1

                 SMSC REPORTS RECORD ANNUAL SEMICONDUCTOR REVENUES

   Strong Growth in Year-over-Year Sales of Connectivity & Networking Products

           Fourth Quarter Operating Profit Quadruples From Prior Year


Hauppauge,  NY - April 12,  2004 - Standard  Microsystems  Corporation  (Nasdaq:
SMSC) today announced that revenues for the fourth quarter ended February 29, 2004 were $52.1 million, an increase of approximately 22% over revenues of $42.6 million in the fourth quarter of fiscal 2003.

Gross profit percentage for the fourth quarter of fiscal 2004 was 48.1%, compared to 45.3% in the previous year's fourth quarter.

Research and development expenses for the quarter were $10.2 million, compared to $8.5 million in the year-ago quarter, and selling, general and administrative expenses were $11.1 million, compared to $9.9 million in last year's fourth quarter. The year-over-year increases in operating expenses primarily reflect investments in engineering and marketing personnel, tooling costs for new product developments and generally higher expenses associated with increasing revenues.

Operating income in the fourth quarter of fiscal 2004 was $3.5 million versus $0.8 million in the year-ago period. Fourth quarter income from continuing operations was $3.4 million, or $0.17 per share, compared to income from continuing operations of $1.1 million, or $0.06 per share, in the year-ago period.

During the fourth quarter of fiscal 2004, SMSC announced that it had redeemed the minority interest in SMSC Japan from Sumitomo Metal Industries, Ltd. (Sumitomo). The transaction resulted in SMSC Japan becoming a wholly owned subsidiary of SMSC and in a Gain on redemption of preferred stock of subsidiary of $6.7 million, or $0.34 per share, which is reported as a component of Net income applicable to common shareholders on the Company's Consolidated Statement of Operations for the three months ended February 29, 2004.

Cash and liquid investments at the end of fiscal 2004, including $15.6 million with maturities in excess of one year, were $173.9 million, up $12.0 million from $161.9 million at November 30, 2003, and up $61.0 million from the end of the prior fiscal year. Inventories at the end of the fiscal year totaled $23.2 million and remain appropriate relative to expected demand. The Company has no bank debt, and book value per share as of February 29, 2004 increased to $14.27, compared to $12.17 as of February 28, 2003.


Fiscal 2004 Financial Highlights:

o SMSC posted record annual semiconductor product revenues for fiscal 2004, up 24% compared to fiscal 2003.
o Gross profit percentage reached 50.8%, or 45.1% without the $22.5 million of IP payments from Intel, versus 44.6% in fiscal 2003, as SMSC continued to increase the analog content in its product line and provide innovative, higher-value features.
o The Company achieved strong growth in year-over-year sales of USB & networking products. USB sales more than tripled from the prior year and sales of networking products increased by more than 50%.
o SMSC's total PC I/O sales increased by 14% from fiscal 2003, growing faster than the worldwide PC market for the same period.
o The Company achieved operating income of $28.8 million compared to $1.1 million in fiscal 2003.
o Income from continuing operations increased to $1.17 per share versus a loss of $0.42 per share in the year-ago period.

"We are pleased to report that SMSC posted record annual semiconductor revenues in fiscal 2004," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "Sales of USB and networking products showed strong year-over-year growth for both the fourth quarter and full fiscal year as we delivered a greater breadth of products to an increasingly diverse set of customers. In addition, SMSC's PC I/O sales growth for the year continued to outpace that of the PC industry overall."

Mr. Bilodeau added, "Looking ahead, as we grow the proportion of our non-PC I/O products, which grew to 36% of fourth quarter product sales, we are closing design wins for applications that are increasingly outside of SMSC's traditional end markets and are more consumer driven. In particular, we expect continued strong sales of networking and connectivity products in the first quarter of fiscal 2005, which should result in non-PC I/O revenues growing to approximately 40% of total first quarter product sales."

Fiscal 2004 Business Highlights:

o Redeemed the minority interest in SMSC Japan from Sumitomo, resulting in SMSC Japan becoming a wholly owned subsidiary of SMSC.
o Announced that SMSC and Accton Technology Corporation reached final settlement of an arbitration award, resulting in SMSC receiving cash payments totaling approximately $2.7 million.
o Reported that SMSC and Intel Corporation reached an agreement to enhance their intellectual property and business relationship. The agreement provides for an aggregate of $75 million in payments from Intel to SMSC, of which $22.5 million was received in fiscal 2004, and the balance is to be paid in quarterly installments through calendar 2008.
o Announced three new single chip environmental monitoring and control devices targeting mobile, desktop, workstation, server and embedded markets.
o Announced the availability of a new multi-zone fan control device with hardware monitoring and acoustic noise reduction features.
o Won several key design wins implementing non-PCI Ethernet devices in digital televisions, set-top boxes, digital media adapters and digital video recorders. Introduced a new 10/100 Ethernet PHY targeting embedded and consumer electronics applications.
o SMSC and the European ARCNET user group announced the availability of an ARCNET/Ethernet IP Gateway to allow seamless connectivity to existing LAN networks.
o Introduced a new 9-in-1 flash media controller supporting the higher performance Memory Stick PRO technology licensed by Sony.
o Announced SMSC's market entry into the high performance USB 2.0 hub market with a 4-port low power, high-speed hub.

Business Outlook:

For the first quarter of fiscal 2005, SMSC expects revenues to be between $51 million and $55 million, reflecting a year-over-year increase of 24% at the midpoint of that range. Gross profit percentage is expected to increase from the preceding quarter and be between 49% and 50%. Research and development expenses are expected to be between $10 million and $11 million, and selling, general and administrative expenses are expected to be between $11 million and $12 million. Amortization of acquired intangibles is expected to be $317 thousand. The effective tax rate is estimated to be approximately 29%, and the Company expects first quarter net income to be between $0.13 and $0.17 per share.

About SMSC:

SMSC provides Real World Connectivity(TM) solutions for high-speed communication and computing applications. Leveraging a broad intellectual property portfolio, the Company thrives at the intersection of software, silicon and customized OEM applications. Through the integration of its leading-edge digital, mixed-signal and analog functionality and software expertise, SMSC delivers complete solutions that monitor and manage computing systems and connect peripherals to computers and to one another.

The Company is the world's leading provider of Advanced Input/Output (I/O) hardware and software solutions ranging from legacy PC I/O to leading-edge system management functionality. Through high-speed serial interfaces, including USB 2.0 and embedded Ethernet, SMSC delivers faster and higher-bandwidth peripheral connections for a wide range of products such as memory card readers, mass storage devices, digital cameras and keyboards and enables innovative high-speed networking functionality for consumer electronics, set-top boxes, printers and copiers, wireless routers, gaming machines, security and surveillance systems, car navigation systems, and more.

SMSC, a fabless semiconductor supplier, is based in Hauppauge, New York and maintains offices worldwide, including locations in North America, Taiwan, Japan, Korea, China and Europe. SMSC operates engineering design centers in Phoenix, AZ, Tucson, AZ, Hauppauge, NY and Austin, TX. More information about the Company is available on the World Wide Web at http://www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC and Embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and we will not necessarily inform you of such changes, except as required by law. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark,  and Real World Connectivity is a trademark,  of
Standard  Microsystems   Corporation.   Product  names  and  company  names  are
trademarks of their respective holders.


Contact:

Carolynne Borders
Director of Corporate Communications
Standard Microsystems Corporation
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)



                                                    February 29,    February 28,
                                                       2004            2003
                                                       ----            ----
Assets
Current assets:
  Cash and cash equivalents                     $    135,161      $     90,025
  Short-term investments                              23,136            22,872
  Accounts receivable, net                            21,946            22,738
  Inventories                                         23,162            17,644
  Deferred income taxes                               15,064             8,545
  Other current assets                                 8,549             8,710
--------------------------------------------------------------------------------

        Total current assets                         227,018           170,534
--------------------------------------------------------------------------------

Property, plant and equipment, net                    23,430            22,257
Long-term investments                                 15,600                 -
Goodwill                                              29,595            29,773
Intangible assets, net                                 4,697             6,008
Deferred income taxes                                  6,493            16,437
Other assets                                           3,192             7,598
--------------------------------------------------------------------------------

                                                $    310,025      $    252,607
================================================================================

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                              $     14,679      $      9,114
  Deferred income on shipments to
  distributors                                         7,972             5,943
  Accrued expenses, income taxes and
  other liabilities                                   13,168             9,838
--------------------------------------------------------------------------------

        Total current liabilities                     35,819            24,895
--------------------------------------------------------------------------------

Other liabilities                                     12,104            12,037

Minority interest in subsidiary                            -            11,663

Shareholders' equity:
  Preferred stock                                         -                  -
  Common stock                                         2,019             1,859
  Additional paid-in capital                         181,830           147,655
  Retained earnings                                   99,010            77,492
  Treasury stock, at cost                            (23,454)          (23,454)
  Deferred stock-based compensation                   (1,962)           (2,102)
  Accumulated other comprehensive income               4,659             2,562
--------------------------------------------------------------------------------

        Total shareholders' equity                   262,102           204,012
--------------------------------------------------------------------------------

                                                $    310,025      $    252,607
================================================================================

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)

                                                                             Three Months Ended             Fiscal Year Ended
                                                                       -----------------------------  -----------------------------
                                                                              February 29 or 28,            February 29 or 28,
                                                                       -----------------------------  -----------------------------
                                                                         2004           2003             2004            2003
                                                                         ----           ----             ----            ----
Sales and revenues:
Product sales                                                        $    49,218     $   42,175      $    191,969     $  154,244
Intellectual property revenues                                             2,896            437            23,904          1,273
------------------------------------------------------------------------------------------------     ------------------------------
                                                                          52,114         42,612           215,873        155,517

Cost of goods sold                                                        27,044         23,316           106,236         86,093
------------------------------------------------------------------------------------------------     ------------------------------

Gross profit                                                              25,070         19,296           109,637         69,424

Operating expenses (income):
Research and development                                                  10,168          8,504            38,793         31,166
Selling, general and administrative                                       11,120          9,881            42,168         36,268
Amortization of intangible assets                                            317            360             1,311          1,167
Gains on real estate transactions                                              -              -            (1,444)             -
Restructuring costs                                                            -           (247)                -           (247)
------------------------------------------------------------------------------------------------     ------------------------------

Income from operations                                                     3,465            798            28,809          1,070

Interest income                                                              467            459             1,918          2,069
Impairment of investments                                                      -              -                 -        (16,306)
Other expense, net                                                          (43)          (109)              (933)          (209)
------------------------------------------------------------------------------------------------     ------------------------------

Income (loss) before provision for
 (benefit from) income taxes and
  minority interest                                                        3,889          1,148            29,794        (13,376)

Provision for (benefit from) income taxes                                    461             81             8,051         (6,422)

Minority interest in net income of subsidiary                                 62              7               201             17
------------------------------------------------------------------------------------------------     ------------------------------

Income (loss) from continuing operations                                   3,366          1,060            21,542         (6,971)

Gain (loss) from discontinued operations (net of income
 taxes of $94, $(21), $(14), and $(281))                                     169            (36)              (24)          (500)
------------------------------------------------------------------------------------------------     ------------------------------

Net income (loss)                                                          3,535          1,024            21,518         (7,471)

Gain on redemption of preferred stock of subsidiary                        6,685              -             6,685              -
------------------------------------------------------------------------------------------------     ------------------------------

Net income (loss) applicable to common shareholders                  $    10,220     $    1,024      $     28,203     $   (7,471)
================================================================================================     ==============================

Basic net income (loss) per share:
 Income (loss) from continuing operations                            $      0.19     $     0.06      $       1.25     $    (0.42)
 Gain (loss) from discontinued operations                                   0.01              -                 -          (0.03)
------------------------------------------------------------------------------------------------     ------------------------------
 Basic net income (loss) per share                                          0.20           0.06              1.25          (0.45)
 Gain on redemption of preferred stock of subsidiary                        0.37              -              0.39              -
------------------------------------------------------------------------------------------------     ------------------------------

Basic net income (loss) per share applicable to
 common shareholders                                                 $      0.57     $     0.06      $       1.64     $    (0.45)
================================================================================================     ==============================

Diluted net income (loss) per share:
 Income (loss) from continuing operations                            $      0.17     $     0.06      $       1.17     $    (0.42)
 Gain (loss) from discontinued operations                                   0.01              -                 -          (0.03)
------------------------------------------------------------------------------------------------     ------------------------------
 Diluted net income (loss) per share                                        0.18           0.06              1.16          (0.45)
 Gain on redemption of preferred stock of subsidiary                        0.34              -              0.36              -
------------------------------------------------------------------------------------------------     ------------------------------

Diluted net income (loss) per share applicable to common
 shareholders                                                        $      0.51     $     0.06      $       1.53     $    (0.45)
================================================================================================     ==============================

Weighted average common shares outstanding:
 Basic                                                                    18,007         16,748            17,226         16,538
 Diluted                                                                  19,887         17,908            18,479         16,538

The sum of the income (loss) per share amounts may not total due to rounding.